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Investors: Jim Zeumer
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Email: jim.zeumer@pultegroup.com

PulteGroup to Acquire Certain Homebuilding Assets of John Wieland Homes and Neighborhoods

Purchase of 7,400 Lots in Leading Southeastern Cities Expands
PulteGroup’s Position within Existing Markets

ATLANTA, Dec. 16, 2015 /PRNewswire/ -- PulteGroup, Inc. (NYSE: PHM) announced today that it has entered into an agreement to acquire certain homebuilding assets of John Wieland Homes and Neighborhoods (“Wieland”), one of the country’s premier builders of move-up and luxury homes, from affiliates of Wheelock Street Capital, L.L.C. and the Wieland family. As part of the transaction, PulteGroup expects to acquire approximately 7,400 controlled lots and 280 homes in backlog.
Pending completion of standard due diligence and customary closing conditions, the purchase is expected to close no later than the first quarter of 2016. The Company plans to use available cash to fund the purchase price of approximately $430 million to $450 million, subject to any final post-closing adjustments. The Company expects this transaction will be immediately accretive to earnings and cash flows.
Headquartered in Atlanta, Wieland ranks among the country’s 100 largest homebuilders and is a leading builder of luxury homes in Atlanta, Charleston, Charlotte, Nashville and Raleigh. In the 12 months ended September 2015, Wieland delivered approximately 565 homes at an average selling price of $495,000 and generated $280 million in revenue.
"Population growth and housing demand in the Southeast are expected to remain strong for years to come, so this acquisition of the John Wieland Homes and Neighborhoods brand and its robust land pipeline provides a great opportunity to increase our market share and operating leverage in five important cities, while expanding our presence in the luxury segment," said Richard J. Dugas, Jr., Chairman, President and Chief Executive Officer of PulteGroup.
“We have tremendous respect for the experienced team within the Wieland organization, the quality of the homes they deliver and the strength of the Wieland brand,” added Dugas. “Upon completion of the transaction, we will move quickly to capture operational efficiencies while working to grow annual production volumes.”
“Having worked for Pulte earlier in my career, I have a strong appreciation for the proud history, reputation for quality and dedicated professionals in each organization,” said Gregory Huff, Chief Executive Officer of John Wieland Homes. “We look forward to joining a national homebuilder where we share the same beliefs with regard to delivering superior product quality and outstanding service to our customers.”

Forward-Looking Statements

This press release includes “forward-looking statements.” These statements are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities, as well as those of the markets we serve or intend to serve, to differ materially from those expressed in, or implied by, these statements. You can identify these statements by the fact that they do not relate to matters of a strictly factual or historical nature and generally discuss or relate to forecasts, estimates or other expectations regarding future events. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “may,” “can,” “could,” “might,” “will” and similar expressions identify forward-looking statements, including statements related to expected operating and performing results, planned transactions, planned objectives of management, future developments or conditions in the industries in which we participate and other trends, developments and uncertainties that may affect our business in the future.

Such risks, uncertainties and other factors include, among other things: our ability to successfully close the transaction upon its terms and in a timely manner; interest rate changes and the availability of mortgage financing; continued volatility in the debt and equity markets; competition within the industries in which PulteGroup operates; the availability and cost of land and other raw materials used by PulteGroup in its homebuilding operations; the impact of any changes to our strategy in responding to the cyclical nature of the industry, including any changes regarding our land positions; the availability and cost of insurance covering risks associated with PulteGroup's businesses; shortages and the cost of labor; weather related slowdowns; slow growth initiatives and/or local building moratoria; governmental regulation directed at or affecting the housing market, the homebuilding industry or construction activities; uncertainty in the mortgage lending industry, including revisions to underwriting standards and repurchase requirements associated with the sale of mortgage loans; the interpretation of or changes to tax, labor and environmental laws; economic changes nationally or in PulteGroup's local markets, including inflation, deflation, changes in consumer confidence and preferences and the state of the market for homes in general; legal or regulatory proceedings or claims; our ability to generate sufficient cash flow in order to successfully implement our capital allocation priorities; required accounting changes; terrorist acts and other acts of war; and other factors of national, regional and global scale, including those of a political, economic, business and competitive nature. See PulteGroup's Annual Report on Form 10-K for the fiscal year ended December 31, 2014, and other public filings with the Securities and Exchange Commission (the “SEC”) for a further discussion of these and other risks and uncertainties applicable to our businesses. PulteGroup undertakes no duty to update any forward-looking statement, whether as a result of new information, future events or changes in PulteGroup's expectations.

About PulteGroup

PulteGroup, Inc. (NYSE: PHM), based in Atlanta, Georgia, is one of America's largest homebuilding companies with operations in approximately 50 markets throughout the country. Through its brand portfolio that includes Centex, Pulte Homes, Del Webb and DiVosta Homes, the Company is one of the industry's most versatile homebuilders able to meet the needs of multiple buyer groups and respond to changing consumer demand. PulteGroup conducts extensive research to provide homebuyers with innovative solutions and consumer inspired homes and communities to make lives better.

For more information about PulteGroup, Inc. and PulteGroup brands, go to www.pultegroupinc.com; www.pulte.com; www.centex.com; www.delwebb.com and www.divosta.com.

About Wheelock Street Capital

Wheelock Street Capital is a private real estate investment firm with offices in New York, Greenwich and Boston. The firm manages over $3 billion of real estate assets and is currently investing its fourth fund. Wheelock will invest in a broad range of real estate assets throughout the United States. Its funds may invest directly or with high quality joint venture partners through a variety of capital structures and transaction types, including acquisitions, restructurings, and recapitalizations. www.wheelockst.com.

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